Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Zosano Pharma Corporation on Form S-3 (File No. 333-213567) and Form S-8 (File Nos. 333-218502 and 333-203039) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 12, 2018, with respect to our audits of the consolidated financial statements of Zosano Pharma Corporation as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

March 12, 2018